Exhibit 99.1
KIMBALL ELECTRONICS, INC. REPORTS FIRST QUARTER FISCAL YEAR 2021 RESULTS
•Net sales in the first quarter were $332 million, a new quarterly record, up 6% year-over-year
•Quarterly records for operating income of $17.8 million, net income of $16.8 million, and diluted earnings per share of $0.66
•First quarter operating income of 5.4% as a percent of net sales
•Strong cash flows provided by operating activities of $20.7 million during the first quarter

JASPER, Ind., November 3, 2020 (GLOBE NEWSWIRE) -- Kimball Electronics, Inc. (Nasdaq: KE) today announced financial results for the first quarter ended September 30, 2020.

	Three Months Ended
	September 30,
(Amounts in Thousands, except EPS)	2020	2019
Net Sales	$331,749	$313,385
Operating Income	$17,807	$11,115
Adjusted Operating Income (non-GAAP) (1)(2)	$18,016	$11,093
Operating Income %	5.4%	3.5%
Adjusted Operating Income (non-GAAP) %	5.4%	3.5%
Net Income	$16,811	$6,598
Adjusted Net Income (non-GAAP) (1)	$16,552	$6,598
Diluted EPS	$0.66	$0.26
Adjusted Diluted EPS (non-GAAP) (1)	$0.65	$0.26
(1) A reconciliation of GAAP and non-GAAP financial measures is included below.
(2) Beginning in the first quarter of fiscal year 2021, adjusted operating income excludes changes in the fair value of our supplemental employee retirement plan, or SERP, liability which are exactly offset by the revaluation to fair value of the SERP investments in Other Income (Expense), net, and as a result have no impact on net income. Prior reported periods have been revised accordingly.

Donald D. Charron, Chairman and Chief Executive Officer, stated, “We are very pleased with the operating results we delivered in the first quarter of fiscal year 2021. We set new quarterly records for sales as well as operating income, net income, and diluted EPS, while generating strong cash flow from operations for the second consecutive quarter. Our sales in our medical vertical increased 25% compared to the first quarter of fiscal year 2020 and were up 3% sequentially for a new quarterly record. We expect the sales in our medical vertical to normalize and begin to approximate pre-COVID-19 run rates during the second quarter of fiscal year 2021. Sales in our automotive vertical continued to gain momentum during the first quarter of fiscal year 2021 increasing 61% from the previous quarter and down just 5% from the first quarter of fiscal year 2020. We expect the sales in our automotive vertical will return to pre-COVID-19 levels in the second quarter and steadily increase throughout fiscal year 2021.”

Mr. Charron continued, “Beyond our excellent financial results, we never lost sight of the fact that the health and safety of our employees remains our number one priority, and we continue to make every effort to keep our facilities safe. The number of our employees testing positive for COVID-19 has been kept at a low level and disruptions have been kept to a minimum. Because of the disciplined response and extraordinary effort of our people around the world, we were able to perform our mission as an “essential business” and support the significant increases from our medical customers for their respiratory care and patient monitoring products.”

First Quarter Fiscal Year 2021 Overview:
•Consolidated net sales increased 6% compared to the first quarter of fiscal year 2020. Foreign currency had a favorable 1% impact on net sales in the current quarter compared to the same period a year ago.
•Operating activities provided cash of $20.7 million during the quarter, which compares to cash provided by operating activities of $39.6 million in the first quarter of fiscal year 2020.
•Cash conversion days (“CCD”) for the quarter ended September 30, 2020 were 76 days, down from 81 days in the fourth quarter of fiscal year 2020 and up from 73 days for the quarter ended September 30, 2019. CCD is calculated as the sum of days sales outstanding plus contract asset days plus production days supply on hand less accounts payable days.
•Investments in capital expenditures were $8.5 million during the quarter.
•Cash and cash equivalents were $73.4 million and borrowings outstanding on credit facilities were $110.5 million at September 30, 2020, including $91.5 million classified as long term.

Net Sales by Vertical Market:

	Three Months Ended
	September 30,
(Amounts in Millions)	2020	2019	Percent Change
Automotive	$118.3	$124.4	(5)%
Medical	127.1	101.3	25%
Industrial	70.0	64.7	8%
Public Safety	13.3	17.1	(23)%
Other	3.0	5.9	(49)%
Total Net Sales	$331.7	$313.4	6%

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, successful integration of acquisitions, ramp up of new operations, global economic conditions, geopolitical environment, global health emergencies including the COVID-19 pandemic, significant volume reductions from key contract customers, loss of key customers or suppliers, financial stability of key customers and suppliers, availability or cost of raw materials, the ability of the supply chain to react successfully to the significant increase in demand for certain medical components, impact related to tariffs and other trade barriers, and increased competitive pricing pressures. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in its Annual Report on Form 10-K for the year ended June 30, 2020.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, statement of comprehensive income, balance sheet, statement of cash flows, or statement of share owners’ equity of the Company. The non-GAAP financial measures contained herein include adjusted operating income, adjusted net income, and adjusted diluted EPS. These measures include adjustments for the three months ended September 30, 2020 for proceeds from lawsuit settlements. For all periods presented, adjusted operating income excludes changes in the fair value of our SERP liability. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Reconciliation of Non-GAAP Financial Measures section below. Management believes it is useful for investors to understand how its core operations performed without the effects of proceeds from lawsuit settlements and changes in the fair value of our SERP liability. Excluding these amounts allows investors to meaningfully trend, analyze, and benchmark the performance of the Company’s core operations.

Conference Call / Webcast

Date:	November 4, 2020
Time:	10:00 AM Eastern Time
Live Webcast:	investors.kimballelectronics.com/events-and-presentations
Dial-In #:	800-992-4934 (International Calls - 937-502-2251)
Conference ID:	7190817
For those unable to participate in the live webcast, the call will be archived at investors.kimballelectronics.com.
About Kimball Electronics, Inc.
Kimball Electronics is a multifaceted manufacturing solutions provider of electronics and diversified contract manufacturing services to customers around the world. From our operations in the United States, China, India, Japan, Mexico, Poland, Romania, Thailand, and Vietnam, our teams are proud to provide manufacturing services for a variety of industries. Recognized for a reputation of excellence, we are committed to a high-performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics, Inc. (Nasdaq: KE) is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.
Lasting relationships. Global success.

Financial highlights for the first quarter ended September 30, 2020 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except Per Share Data)	September 30, 2020		September 30, 2019
Net Sales	$331,749	100.0%	$313,385	100.0%
Cost of Sales	301,166	90.8%	291,192	92.9%
Gross Profit	30,583	9.2%	22,193	7.1%
Selling and Administrative Expenses	13,117	3.9%	11,078	3.6%
Other General Income	(341)	(0.1)%	—	—%
Operating Income	17,807	5.4%	11,115	3.5%
Other Income (Expense), net	2,135	0.6%	(2,402)	(0.7)%
Income Before Taxes on Income	19,942	6.0%	8,713	2.8%
Provision for Income Taxes	3,131	0.9%	2,115	0.7%
Net Income	$16,811	5.1%	$6,598	2.1%

Earnings Per Share of Common Stock:
Basic	$0.67		$0.26
Diluted	$0.66		$0.26

Average Number of Shares Outstanding:
Basic	25,153		25,495
Diluted	25,270		25,609

Condensed Consolidated Statements of Cash Flows	Three Months Ended
(Unaudited)	September 30,
(Amounts in Thousands)	2020	2019
Net Cash Flow provided by Operating Activities	$20,701	$39,619
Net Cash Flow used for Investing Activities	(8,322)	(11,725)
Net Cash Flow used for Financing Activities	(5,787)	(20,588)
Effect of Exchange Rate Change on Cash and Cash Equivalents	1,793	(1,231)
Net Increase in Cash and Cash Equivalents	8,385	6,075
Cash and Cash Equivalents at Beginning of Period	64,990	49,276
Cash and Cash Equivalents at End of Period	$73,375	$55,351

	(Unaudited)
Condensed Consolidated Balance Sheets	September 30, 2020	June 30, 2020
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$73,375	$64,990
Receivables, net	190,794	180,133
Contract assets	70,188	70,350
Inventories	201,475	219,043
Prepaid expenses and other current assets	24,404	23,891
Property and Equipment, net	153,578	154,529
Goodwill	12,011	12,011
Other Intangible Assets, net	18,943	19,343
Other Assets	35,606	30,539
Total Assets	$780,374	$774,829

LIABILITIES AND SHARE OWNERS’ EQUITY
Current portion of borrowings under credit facilities	$18,963	$26,638
Accounts payable	190,461	203,703
Accrued expenses	47,841	42,264
Long-term debt under credit facilities, less current portion	91,500	91,500
Long-term income taxes payable	8,854	9,765
Other	22,043	21,594
Share Owners’ Equity	400,712	379,365
Total Liabilities and Share Owners’ Equity	$780,374	$774,829

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except Per Share Data)

Operating Income excluding SERP and Lawsuit Proceeds
	Three Months Ended
	September 30,
	2020	2019
Operating Income, as reported	$17,807	$11,115
Add: SERP (1)	550	(22)
Less: Pre-tax Settlement Proceeds from Lawsuit	341	—
Adjusted Operating Income	$18,016	$11,093

Net Income excluding Lawsuit Proceeds
	Three Months Ended
	September 30,
	2020	2019
Net Income, as reported	$16,811	$6,598
Less: After-tax Settlement Proceeds from Lawsuit	259	—
Adjusted Net Income	$16,552	$6,598

Diluted Earnings per Share excluding Lawsuit Proceeds
	Three Months Ended
	September 30,
	2020	2019
Diluted Earnings per Share, as reported	$0.66	$0.26
Less: Impact of Settlement Proceeds from Lawsuit	0.01	—
Adjusted Diluted Earnings per Share	$0.65	$0.26

(1) Beginning in the first quarter of fiscal year 2021, adjusted operating income excludes changes in the fair value of our supplemental employee retirement plan, or SERP, liability which are exactly offset by the revaluation of the fair value of the SERP investments in Other Income (Expense), net, and as a result have no impact on net income. Prior reported periods have been revised accordingly.